NEWS

Cimarex Energy Co. 1700 Lincoln Street, Suite 1800 Denver, CO 80203 Phone: (303) 295-3995

Cimarex Reports Second-Quarter 2009 Financial Results

DENVER, August 7, 2009 - Cimarex Energy Co. (NYSE: XEC) today reported second-quarter 2009 financial and operating results.  For the quarter, Cimarex reported net income of $38.8 million, or $0.46 per share.  This compares to second-quarter 2008 earnings of $229.0 million, or $2.65 per diluted share.

Revenues from oil and gas sales in the second quarter of 2009 were $213.4 million, a 64% decrease as compared to $588.7 million in the same period of 2008.  Second-quarter 2009 cash flow from operations totaled $153.1 million versus $435.8 million in the same period of 2008(1).

The decrease in second-quarter 2009 revenues, earnings and cash flow is primarily a result of lower oil and gas prices.  Second-quarter 2009 gas prices decreased 67% to $3.48 per thousand cubic feet (Mcf) and oil fell 55% to $54.61 per barrel from the same period of 2008.

Second-quarter 2009 results contained certain non-cash charges, including a $3.7 million non-cash mark-to-market unrealized loss on derivatives ($2.4 million after tax) and a $6.3 million impairment of well equipment and supplies ($4.0 million after tax).  Also included in the 2009 second-quarter results was a $3.5 million accrued charge for early cancellation of a rig contract ($2.2 million after tax).

Second-quarter 2009 oil and gas production averaged 453.9 million cubic feet equivalent per day (MMcfe/d), comprised of 317.7 million cubic feet of gas and 22,706 barrels of oil.  Reflecting our planned reduction in drilling, daily production decreased 7% from a year-earlier. Cimarex’s second-quarter 2009 operated rig count averaged six as compared to 37 in the comparable period of 2008.

For the first six months of 2009, Cimarex had a net loss of $455.3 million, or $5.58 per share, as compared to net income of $378.6 million, or $4.37 per share, for the comparable period of 2008.  The net loss for 2009 was primarily a result of an after-tax non-cash oil and gas asset impairment charge of $501.8 million, during the first quarter.

1

Capital
Second-quarter 2009 exploration and development (E&D) capital totaled $98.7 million down from $359.9 million in the second quarter of 2008.  In the second quarter of 2009, Cimarex drilled 24 gross (11 net) wells, completing 96% as producers.

For the first half of 2009, E&D capital expenditures were $240.7 million versus $666.9 million during the first six months of 2008.  During the first half of 2009 we drilled 74% fewer wells as compared to 2008.

Exploration and development capital investment for the remainder of 2009 is targeted to be generally within cash flow.  At the present time, based on current market prices and service costs, we expect that 2009 capital expenditures will range from $500-$600 million.

Other
Cimarex has NYMEX oil and Mid-Continent natural gas hedge contracts covering oil and gas production from July 2009 through December 2010.   The following table summarizes current commodity hedging transactions:

				Weighted Average Price
Period	Commodity	Volume/Day	Settlement	Floor	Ceiling
2009 Jul – Dec	Gas	147,000 MMBtu	Mid-Continent	$3.00	$5.00
2010 Jan – Dec (2)	Gas	100,000 MMBtu	Mid-Continent	$5.00	$6.62
2010 Jan – Dec (2)	Oil	8,000 Barrels	NYMEX	$60.03	$90.58
				Swap Price
2010 Jan – Dec (2)	Gas	40,000 MMBtu	Mid-Continent	$5.18

Cimarex accounts for these financial commodity derivative contracts using the mark-to-market accounting method.

Cimarex’s bank borrowings at the end of the second-quarter were $339 million, slightly lower than the March 31, 2009 balance of $345 million.  Total long-term debt at the end of the second quarter was $706.7 million.  As of June 30, 2009, our debt to total capitalization ratio was 27% (3).

Outlook
Based on current drilling and completion activity, third-quarter 2009 production is projected to range between 435-450 MMcfe/d.  Our full-year 2009 production estimate is projected to be in the range of 450-465 MMcfe/d.

Expenses for the remainder of 2009 are expected to fall within the following ranges:

Expenses ($/Mcfe):
Production expense	$1.15 - $1.25
Transportation expense	0.17 - 0.22
DD&A and ARO accretion	1.40 - 1.70
General and administrative expense	0.22 - 0.28
Taxes other than income (% of oil and gas revenue)	7.0% - 8.0%

Conference call and web cast
Cimarex will host a follow-up conference call today at 10:00 a.m. Mountain Time (12:00 p.m. Eastern Time).  To access the live, interactive call, please dial (800) 921-0061 and reference call ID # 20269256 ten minutes before the scheduled start time.  A digital replay will be available for one week following the live broadcast at (800) 642-1687 and by using the conference ID # 20269256.  The listen-only web cast of the call will be accessible via www.cimarex.com.

(1)	Cash flow from operations is a non-GAAP financial measure. See below for a reconciliation of the related amounts.

(2)	Calendar 2010 Mid-Continent gas collar of 10,000 MMBtu per day, Mid-Continent swaps and NYMEX oil collars of 3,000 barrels per day were entered into subsequent to June 30, 2009.

(3)
Reconciliation of debt to total capitalization, which is a non-GAAP measure, is:  long-term debt of $706.7 million divided by long-term debt of $706.7 million plus stockholders’ equity of $1,892.5 million.

About Cimarex Energy
Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent, Permian Basin and Gulf Coast areas of the U.S.

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are more fully described in SEC reports filed by Cimarex. While Cimarex makes these forward-looking statements in good faith, management cannot guarantee that anticipated future results will be achieved. Cimarex assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

FOR FURTHER INFORMATION CONTACT

Cimarex Energy Co.
Mark Burford, Director of Capital Markets
303-295-3995
www.cimarex.com

RECONCILIATION OF CASH FLOW FROM OPERATIONS
	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(in thousands)		(in thousands)

Net cash provided by operating activities	$111,790	$382,307	$194,346	$697,552
Change in operating assets and liabilities	41,318	53,503	96,408	73,020

Cash flow from operations	$153,108	$435,810	$290,754	$770,572

Management believes that the non-GAAP measure of cash flow from operations is useful information for investors because it is used internally and is accepted by the investment community as a means of measuring the company's ability to fund its capital program.  It is also used by professional research analysts in providing investment recommendations pertaining to companies in the oil and gas exploration and production industry.

PRICE AND PRODUCTION DATA
	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Total gas production - Mcf	28,909,821	32,172,121	59,375,158	63,081,660
Gas volume - Mcf per day	317,690	353,540	328,040	346,603
Gas price - per Mcf	$3.48	$10.57	$3.66	$9.49

Total oil production - barrels	2,066,219	2,044,831	4,323,936	4,115,688
Oil volume - barrels per day	22,706	22,471	23,889	22,614
Oil price - per barrel	$54.61	$121.64	$44.74	$107.93

OIL AND GAS CAPITALIZED EXPENDITURES
	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(in thousands)		(in thousands)
Acquisitions:
Proved	$49	$324	$124	$1,369
Unproved	—	—	—	—
	49	324	124	1,369
Exploration and development:
Land and Seismic	10,757	33,955	27,036	57,126
Exploration and development	87,948	325,943	213,700	609,727
	98,705	359,898	240,736	666,853
Sale proceeds:
Proved	(14,664)	—	(15,394)	—
Unproved	—	—	(3,034)	—
	(14,664)	—	(18,428)	—

	$84,090	$360,222	$222,432	$668,222

CONDENSED STATEMENTS OF OPERATIONS (unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2009	2008 (1)	2009	2008 (1)
		(In thousands, except per share data)

Revenues:
Gas sales	$100,539	$339,965	$217,163	$598,920
Oil sales	112,829	248,741	193,434	444,191
Gas gathering, processing and other	9,363	27,733	20,433	49,571
Gas marketing, net	(46)	604	834	1,571
	222,685	617,043	431,864	1,094,253
Costs and expenses:
Impairment of oil and gas properties	—	—	791,137	—
Depreciation, depletion, amortization and accretion	58,981	135,063	151,192	262,213
Production	46,031	49,092	96,445	101,144
Transportation	7,764	10,621	16,473	18,930
Gas gathering and processing	4,411	13,021	9,517	23,196
Taxes other than income	15,252	39,749	30,797	70,356
General and administrative	9,519	13,876	17,281	25,460
Stock compensation, net	2,097	2,366	4,354	4,641
Loss on derivative instruments, net	358	—	256	—
Other operating, net	6,091	85	16,183	1,121
	150,504	263,873	1,133,635	507,061

Operating income (loss)	72,181	353,170	(701,771)	587,192

Other (income) and expense:
Interest expense	9,737	7,741	17,693	16,154
Amortization of deferred financing costs	1,517	281	1,828	565
Capitalized interest	(5,422)	(4,653)	(10,935)	(9,259)
Other, net	5,535	(5,507)	7,890	(8,524)

Income (loss) before income tax	60,814	355,308	(718,247)	588,256
Income tax expense (benefit)	22,007	126,295	(262,954)	209,705

Net income (loss)	$38,807	$229,013	$(455,293)	$378,551

Earnings (loss) per share to common stockholders (2):
Basic	$0.46	$2.73	$(5.58)	$4.52
Diluted	$0.46	$2.65	$(5.58)	$4.37

Dividends per share	$0.06	$0.06	$0.12	$0.12

(1)
Effective January 1, 2009, we adopted the Financial Accounting Standards Board's (FASB) Staff Position (No. APB 14-1), Accounting for Convertible Debt Instrument That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement). The requirements are to be applied retrospectively to previously issued convertible instruments. These changes resulted in additional non-cash interest expense of approximately $0.46 million and $0.93 million applied retrospectively to the second quarter of 2008 and first half of 2008, respectively. In addition, long-term debt at December 31, 2008 was decreased by $3.6 million, deferred income tax liability increased by $1.3 million and stockholder's equity increased by $2.3 million.

(2)
Effective January 1, 2009, we adopted the FASB's Staff Position (FSP) on the Emerging Issues Task Force (EITF) Issue No. 03-6-1, "Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities".  The FSP requires that all unvested share-based payment awards that contain non-forfeitable rights to dividends should be included in computing earnings per share using the two-class earnings allocation method. Prior-year earnings per share numbers have been adjusted retrospectively on a basis consistent with 2009 reporting. Amounts shown exclude amounts attributable to unvested shares and units which are "participating securities".

CONDENSED STATEMENTS OF EARNINGS PER SHARE (unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(In thousands, except per share data)

Attributable to common stockholders (1):
Net income (loss)	$38,807	$229,013	$(455,293)	378,551
Less dividends to unvested shares and restricted stock units	(141)	(130)	(282)	(260)
Less earnings attributable to unvested shares and restricted stock units	(945)	(5,793)	— (2)	(9,531)
Earnings (loss) to common stockholders (3)	$37,721	$223,090	$(455,575)	$368,760

Earnings (loss) to common stockholders (3):
Basic
Undistributed	$32,823	$218,195	$(465,370)	$358,982
Distributed (dividends)	4,898	4,895	9,795	9,778
Earnings (loss)	37,721	223,090	$(455,575)	$368,760

Diluted
Basic undistributed	$32,823	$218,195	$(465,370)	$358,982
Adjustment for dilution	4	189	— (2)	315
Undistributed	32,827	218,384	(465,370)	359,297
Distributed (dividends)	4,899	4,899	9,795	9,787
Earnings (loss)	$37,726	$223,283	$(455,575)	$369,084

Earnings (loss) per share to common stockholders (3):
Basic
Undistributed	$0.40	$2.67	$(5.70)	$4.40
Distributed (dividends)	0.06	0.06	0.12	0.12
Total	$0.46	$2.73	$(5.58)	$4.52

Diluted
Undistributed	$0.40	$2.59	$(5.70)	$4.25
Distributed (dividends)	0.06	0.06	0.12	0.12
Total	$0.46	$2.65	$(5.58)	$4.37

Shares attributable to common stockholders (3):
Common shares outstanding	81,701	81,572	81,701	81,572
Diluted common shares outstanding (2)	82,047	84,402	81,701	84,438

(1)
Effective January 1, 2009, we adopted the FASB's Staff Position (FSP) on the Emerging Issues Task Force (EITF) Issue No. 03-6-1, "Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities".  The FSP requires that all unvested share-based payment awards that contain non-forfeitable rights to dividends should be included in computing earnings per share using the two-class earnings allocation method. Prior-year earnings per share numbers have been adjusted retrospectively on a basis consistent with 2009 reporting.

(2)	Neither potential common shares nor the effects of unvested shares and restricted stock units are included in the diluted computations when a loss from continuing operations exist.

(3)	Amounts shown exclude amounts attributable to unvested shares and units which are "participating securities".

CONDENSED CASH FLOW STATEMENTS (unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2009	2008 (1)	2009	2008 (1)
	(In thousands)

Cash flows from operating activities:
Net income (loss)	$38,807	$229,013	$(455,293)	$378,551
Adjustment to reconcile net income (loss) to net cash provided by operating activities:
Impairments	6,343	—	801,905	—
Depreciation, depletion, amortization and accretion	58,981	135,063	151,192	262,213
Deferred income taxes	35,632	68,630	(234,120)	124,122
Stock compensation, net	2,097	2,366	4,354	4,641
Derivative instruments, net	3,727	—	3,625	—
Changes in non-current assets and liabilities	1,453	177	5,879	239
Amortization of deferred financing costs and other, net	6,068	561	13,212	806
Changes in operating assets and liabilities:
(Increase) decrease in receivables, net	(10,925)	(62,488)	76,306	(103,137)
(Increase) decrease in other current assets	(2,256)	(39,610)	(26,000)	(46,047)
Increase (decrease) in accounts payable and accrued liabilities	(28,137)	48,595	(146,714)	76,164
Net cash provided by operating activities	111,790	382,307	194,346	697,552
Cash flows from investing activities:
Oil and gas expenditures	(95,193)	(356,786)	(292,742)	(641,067)
Proceeds from sale of assets	14,739	250	18,563	354
Sales of short-term investments	307	2,061	1,230	7,061
Other expenditures	(2,760)	(12,092)	(10,727)	(21,086)
Net cash used by investing activities	(82,907)	(366,567)	(283,676)	(654,738)
Cash flows from financing activities:
Net increase (decrease) in bank debt	(6,000)	—	119,000	—
Financing costs incurred	(17,959)	(50)	(17,961)	(50)
Dividends paid	(5,036)	(5,021)	(10,076)	(9,974)
Issuance of common stock and other	114	10,845	114	12,961
Net cash provided by (used in) financing activities	(28,881)	5,774	91,077	2,937
Net change in cash and cash equivalents	2	21,514	1,747	45,751
Cash and cash equivalents at beginning of period	2,958	147,287	1,213	123,050
Cash and cash equivalents at end of period	$2,960	$168,801	$2,960	$168,801

(1)
Effective January 1, 2009, we adopted the Financial Accounting Standards Board's (FASB) Staff Position (No. APB 14-1), Accounting for Convertible Debt Instrument That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement). The requirements are to be applied retrospectively to previously issued convertible instruments. These changes resulted in additional non-cash interest expense of approximately $0.46 million and $0.93 million applied retrospectively to the second quarter of 2008 and first half of 2008, respectively. In addition, long-term debt at December 31, 2008 was decreased by $3.6 million, deferred income tax liability increased by $1.3 million and stockholder's equity increased by $2.3 million.

BALANCE SHEETS (unaudited)

	June 30,	December 31,
	2009	2008 (1)
	(In thousands, except share data)
Assets

Current assets:
Cash and cash equivalents	$2,960	$1,213
Restricted cash	558	502
Short-term investments	1,374	2,502
Receivables, net	181,652	259,082
Oil and gas well equipment and supplies	191,911	186,062
Deferred income taxes	9,182	2,435
Derivative instruments	4,840	—
Other current assets	54,559	63,148
Total current assets	447,036	514,944
Oil and gas properties at cost, using the full cost method of accounting:
Proved properties	7,333,298	7,052,464
Unproved properties and properties under development, not being amortized	407,630	465,638
	7,740,928	7,518,102
Less – accumulated depreciation, depletion and amortization	(5,642,874)	(4,709,597)
Net oil and gas properties	2,098,054	2,808,505
Fixed assets, net	119,857	119,616
Goodwill	691,432	691,432
Other assets, net	46,425	30,436
	$3,402,804	$4,164,933
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$23,973	$101,157
Accrued liabilities	162,287	263,994
Derivative instruments	528	—
Revenue payable	85,930	104,438
Total current liabilities	272,718	469,589
Long-term debt	706,712	587,630
Deferred income taxes	273,803	500,945
Other liabilities	257,070	255,122
Stockholders’ equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 83,401,551 and 84,144,024 shares issued, respectively	834	841
Treasury stock, at cost, zero and 885,392 shares held, respectively	—	(33,344)
Paid-in capital	1,847,209	1,874,834
Retained earnings	44,898	510,271
Accumulated other comprehensive loss	(440)	(955)
	1,892,501	2,351,647
	$3,402,804	$4,164,933

(1)
Effective January 1, 2009, we adopted the Financial Accounting Standards Board's (FASB) Staff Position (No. APB 14-1), Accounting for Convertible Debt Instrument That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement). The requirements are to be applied retrospectively to previously issued convertible instruments. These changes resulted in additional non-cash interest expense of approximately $0.46 million and $0.93 million applied retrospectively to the second quarter of 2008 and first half of 2008, respectively. In addition, long-term debt at December 31, 2008 was decreased by $3.6 million, deferred income tax liability increased by $1.3 million and stockholder's equity increased by $2.3 million.